PEOPLES BANCORP INC. (Nasdaq: PEBO)
TELECONFERENCE CALL TO DISCUSS FOURTH QUARTER 2010 EARNINGS AND REGULATORY APPROVAL FOR PARTIAL REDEMPTION OF TARP FUNDS.
Tuesday, January 25, 2011     11:00 am local time

Facilitator:  Good morning, and welcome to Peoples Bancorp’s conference call.  My name is Valerie, and I will be your conference facilitator today.  Today’s call will cover Peoples Bancorp’s discussion of results of operations for the quarter ended December 31, 2010 and the recent regulatory approval for a partial TARP repayment.

Please be advised all lines have been placed on mute to prevent any background noise.  After the speakers’ remarks, there will be a question and answer period.  [Facilitator Instructions.]  This call is also being recorded.  If you object to the recording, please disconnect at this time.

Please be advised that the commentary in this call may contain projections or other forward-looking statements regarding future events or Peoples Bancorp’s future financial performance. These statements are based on management’s current expectations. The statements in this call which are not historical fact are forward-looking statements and involve a number of risks and uncertainties, including, but not limited to, the interest rate environment; the effect of federal and/or state banking, insurance, and tax regulations; the effect of technological changes; the effect of economic conditions; the impact of competitive products and pricing; and other risks detailed in Peoples Bancorp’s Securities and Exchange Commission filings.  Although management believes that the expectations in these forward-looking statements are based on reasonable assumptions within the bounds of management's knowledge of Peoples’ business and operations, it is possible that actual results may differ materially from these projections.  Peoples Bancorp disclaims any responsibility to update these forward-looking statements.

Peoples Bancorp’s 4th quarter and full year 2010 earnings release was issued this morning and is available at peoplesbancorp.com.

This call will include about 15 minutes of prepared commentary, followed by a question and answer period, which I will facilitate.  An archived webcast of this call will be available on peoplesbancorp.com.

Peoples Bancorp’s participants in today’s call will be David Mead, President and Chief Executive Officer, and Ed Sloane, Chief Financial Officer and Treasurer, and both will be available for questions following opening statements.

Mr. Mead, you may begin your conference.

David Mead:  Thank you Valerie.  Good morning and welcome to our call.

First of all, I am very pleased to say, in addition to reporting fourth quarter and 2010 results, Peoples Bancorp also announced it just recently received approval to repay $21 million of its $39 million in TARP capital in early February.  This approval was obtained without the need for Peoples to issue any new equity capital.  As we have mentioned in the past, we have been analyzing and planning for the repayment of Peoples TARP capital as soon as it was prudent.  This partial redemption will eliminate the related $1.1 million in annual preferred dividends, and thereby, positively impact first quarter and full year 2011 earnings available to common shareholders.

Turning our attention back to fourth quarter and 2010 results, Peoples reported earnings after preferred dividends of $55 thousand or 1 cent per common share for the fourth quarter of 2010.  Net income for the full year totaled $3.5 million or 34 cents per common share which is an increase over 22 cents earned in all of 2009.  Elevated provision for loan loss expense and other loan related credit costs during the quarter and year were the main drivers of low earnings in these periods.

Over the past year, adverse economic conditions have persisted in our markets and lead to lower commercial real estate market values and continued strain on the financial condition of many commercial borrowers.  Peoples has experienced an extended period of historically high credit costs throughout this period.  The provision for loan loss expense was $7 million for the fourth quarter and $27 million for the year, as compared with $6.8 million and $26 million, resprectively, in the same periods of 2009.  To a lesser extent, we also incurred losses on loans held for sale and other real estate owned of $800 thousand in the fourth quarter.

The provision expense mirrored net chargeoffs of $7 million for the fourth quarter, with the majority resulting from write-downs on impaired commercial real estate loans based on underlying collateral values.  The allowance for loan losses at December 31st remained high on an historical basis at $26.8 million, or 2.77% of gross loans.  That is up from 2.59% at the prior year-end.  Total nonperforming assets stood at $45 million, or 2.45% of total assets at December 31.  Unfortunately, that is up from $41.6 million at the linked quarter end.  The increase was the result of $5.2 million of commercial real estate loans from 6 unrelated borrowers placed on non-accrual status, offset partially by write-downs on nonaccrual loans held for sale.

In contrast to the elevated charge-offs and nonperforming assets, we saw improvement in our other metrics.  For example, fourth quarter loan delinquencies from 30 to 90 days were in the low 1 percent range, with a 28% improvement from the end of the third quarter in terms of absolute dollars.  Additionally, we’ve seen a steady decline in the level of watch-rated commercial loans during 2010, which are down 43% from the prior year end.  We remain cautious about the level of charge-offs in 2011 but are also somewhat optimistic that these are early indicators of our asset quality beginning to head in the right direction.

Throughout this credit cycle, we have been diligent in identifying and reaching resolution on problem loans as quickly and prudently as possible.  We had anticipated that 2010, particularly in the latter half, was going to be difficult because of deteriorated asset quality, as our market areas showed little signs of economic improvement. Going into 2011, we expect asset quality to remain challenged, but we will continue to actively seek resolution on credit issues with the goal of returning to a more normal state.

Net interest income for the fourth quarter was down from the third quarter due to a combination of reductions in earning assets and compression in the net interest margin.  For the year, net interest income was down slightly from 2009 as lower earning asset levels were partially offset by an increase in the net interest margin.  Non-interest income was strong in the fourth quarter, and remained a key part of Peoples diversified revenue stream for 2010 at 35% of total revenue.  Operating costs were contained for the quarter and year, as we remained disciplined with controlling costs.  Total non-interest expense was down roughly 3% from both the fourth quarter and the full year of 2009.  We also took steps during the year to reduce certain risk in our balance sheet and better position the company, including strategic security sales in our investment portfolio and corresponding reduction of high-cost debt.

Peoples remained a strong, sound company during the quarter and year as evidenced by our regulatory capital ratios.  Our capital ratios have remained substantially higher than the regulatory minimums needed to be considered “well capitalized”, and are a source of strength to weather the storm of the current economic cycle.  All of our risk-based capital and leverage ratios improved over the third quarter and were substantially higher than at December 2009.  Even after the partial TARP redemption, capital ratios and levels will remain strong, with a Tier 1 capital ratio of just over 15% and a total risk-based capital ratio of 16.40% using year-end 2010 data.

I will now turn the call over to Ed Sloane, our CFO, for his comments and additional detail on fourth quarter and full year 2010 results.

Edward Sloane:  Thanks David.

As David mentioned, net interest income and margin were down from the third quarter at $14.1 million and 3.44% respectively.  The decrease in net interest income and margin were mainly attributable to a smaller loan portfolio and the continuation of a flatter yield curve for much of the quarter.  For the year, net interest income and margin were $59.9 million and 3.51% as compared with $61.8 million and 3.48% in 2009.  We were pleased with the slight improvement in margin, but expansion in net interest income was hindered by the lack of loan growth.

During the fourth quarter, gross loans declined by $50 million, as a high level of loan payoffs and seasonal reductions in credit lines exceeded new loan production.  In addition, our consumer loan portfolio continued to decline as the majority of our mortgage production has gone to the secondary market and our indirect auto loan production has slowed.   Overall loan demand in our markets is still lacking due to the weak economy, and we anticipate loan growth to be a challenge in 2011 unless economic conditions improve.

On the other side of the balance sheet, total deposits declined $31 million from the linked quarter end, as CDs and money markets were down.  In addition, seasonal decreases in governmental checking accounts contributed to the declines.  For the year, total deposit balances declined $34 million as our funding strategy centered on adjusting our mix from higher-cost CDs and borrowings to lower-cost savings and checking accounts.   Consistent with this strategy, we priced longer term CDs much lower throughout 2010 and chose not to retain maturing brokered deposits, which led to some deposit run-off.  In our core deposit categories of non-governmental checking and savings accounts, we experienced a $32 million or 8% growth in balances over the course of the year.  We also reduced wholesale borrowings by $113 million or 33% in 2010, which was a major driver of lower cost of funds for the year.

Looking forward to the first quarter of 2011, the yield curve steepening in late fourth quarter is positive given our balance sheet interest rate risk position.  However, we recognize the need to remain disciplined in our pricing as the persistence of a relatively low interest rate environment continues to put pressure, or downward pressure, on asset yields.  Opportunities for offsetting reductions in funding costs also will be limited, given minimal borrowings scheduled to mature in 2011.  Still, we remain focused on growing loans profitably and changing our funding mix as a means of maintaining, if not improving, net interest income and margin.

Absent strong loan growth or a further steeping of the yield curve, we project first quarter 2011 margin to be in the low 3.40’s range.  Regardless, we plan to maintain good liquidity to prepare the balance sheet for future growth and the return of our remaining TARP capital.  We intend to repay the balance of TARP funds when it is prudent to do so.

In other operating results for the quarter, Peoples’ non-interest income was $8.1 million, and was up 5% and 4% from the linked and prior year quarters respectively.  Trust and investment, mortgage banking, and electronic banking income were all up, while insurance and BOLI income were down.  Although lower than the prior year, deposit account service charges in the fourth quarter were maintained at the same level of the second and third quarters as we mitigated the impact of new overdraft fee regulations that took effect in August.

At the start of 2011, we rolled out a new line-up of consumer checking account products.  These upgraded accounts provide our customers with extra features, more value and added convenience, while improving the competitive portfolio of services we can offer our customer.  We have received positive feedback from our customers regarding our new offering.  We anticipate greater opportunities to grow deposit balances and diversify revenue streams in 2011 from these core products, which could also have a positive affect on service charge and other revenue opportunities.

We had good operating expense control in 2010, as total non interest expense was down 2% in the fourth quarter compared to the prior year and 3% lower for the year.  The annual reduction was driven by a slight decrease in salaries and benefits costs, plus lower FDIC insurance, data processing and software costs, and intangible amortization expenses.  Peoples’ efficiency ratio for 2010 was comparable to 2009’s results at 60.3%.  We are pleased that we’ve been able to keep our costs in line as revenue expansion has been difficult.

And now I will turn the call back to David for his final comments.

David Mead:  Thanks Ed.

As you’ve heard, we experienced some positive achievements in core operating results in 2010 but these were dramatically overshadowed by losses associated with credit quality issues.   We kept costs from increasing, and capital and liquidity are still strong.  Our diversified revenue stream remained generally stable despite external pressures.  However, asset quality remained problematic, as weak economic conditions persisted in our markets.

During the fourth quarter we continued to prepare Peoples to emerge from this economic cycle as a strong, growing company.  Recently, our board of directors worked together with our senior management team to develop a revitalized long-range strategic plan that will drive Peoples’ future growth and success.  We are all eager and ready to execute on our strategic initiatives beginning in 2011, and our entire management team is focused on the long-term financial performance and success of the company.  To be sure, there will be challenges along the way, but we expect 2011 to be a year of transition as we build on our sales and service capabilities and work to return asset quality to more normal levels.  We will continue to manage both sides of the balance sheet to improve performance and wring out risk where prudent to do so and execute on our strategies.  Accomplishing our strategic plan requires a strong team.  We just recently added a new Executive Vice President for Human Resources to our team and we are making steady progress in our search for a permanent CEO.

Our key long-term priorities are to grow customer relationships, generate stabilized earnings and increase shareholder value. As we have discussed already, the partial repayment of our
TARP capital will provide immediate benefits to our common shareholders. The $1.1 million reduction in annual preferred dividends equates to approximately 10 cents on a per common share basis and enhances overall return to our common shareholders.  We know the economic recovery will eventually gain traction, and we are focused on the future.  We are confident of our ability to manage through the current economic environment and achieve our objectives.

This concludes our commentary, and we will open the call for questions.  Once again, this is David Mead and joining me for the Q and A session will be Ed Sloane.  I will now turn the call back into the hands of our call facilitator.

Question and Answer Session

Facilitator: Thank you.  [Facilitator Instructions.]  Your first question comes from Daniel Carednas of Howe Barnes.  Please go ahead Mr. Cardenas.

Daniel Cardenas: [inaudible]

David Mead: We can barely hear you.

Edward Sloane: Yeah, we can’t pick you up Dan.

Daniel Cardenas: All right how about this?

David Mead: A little better.  You’re going to have to speak loud.

Daniel Cardenas: All right, sorry about that.  Just trying to get a sense on a credit quality side, I mean, do you guys think that you’ve peaked in terms of where your non-performing levels are?

Edward Sloane: Dan this is Ed Sloane.  As we indicated in the conference call, we’re cautious, we’re cautiously optimistic about where we stand with credit quality.  I can’t really predict where our non-performing assets are going to go.  But I think that we are seeing some improvement in some of the key metrics that we take a look at in determining trend.  And we did comment about a couple of those things in the conference call, improvements that we’re seeing and watch-rated credits and in our delinquency trends.  That’s held in there very nicely in the fourth quarter and actually throughout 2010.  And we believe that those are strong leading indicators on where our asset quality is heading for next year.

Daniel Cardenas: Good, good.  And, then as I look at the margin in terms of the sequential quarter contraction, how much of that was related to the increase that we saw non-performers during the fourth quarter?

Edward Sloane: Dan you’re – you are kind of breaking up on us a little bit.  Repeat the last part of that.

Daniel Cardenas: In terms of the margin, I was trying to get a sense for how much of the contraction was related to the increase in nonperformers.

Edward Sloane: The contraction in margin relating to nonperformers, I would equate it more to the loan balances as a whole.  We saw a $91 million reduction in loan balances during the year, $50 million in the fourth quarter due to some unanticipated payoffs in our loan portfolio, and that certainly is a big part of reduction in net interest income during the course of the fourth quarter.  The other comments that we made were related to the yield curve, the fact that we were dealing with a flat yield curve during much of the second half of the year.  What we’re seeing in the fourth quarter here, what we saw in the fourth quarter was the steepening of the curve, we believe that that’s going to be beneficial to net interest margin as we go into 2011, another key point to note.

Daniel Cardenas: And then as you look at loan production in terms of the first quarter. Can you just give some general comments as to what the pipeline looks like? What it looked like coming into the first quarter and how that’s looking right now?

Edward Sloane: Pipeline going into the first quarter is – has been stable – has been fairly strong.  So, coming into the first quarter of the year, and I think really throughout the year we’re expecting stability in loan balances, maybe up slightly as we go through the year.  One of the things that we did in the second half of the year in particular, second half of 2010, was to place and actually add lenders into some of our growth markets, strategically positioned as lenders in the commercial lending area for – to position the company for growth in 2011 and beyond that.  So those are a couple of key points to make as we expect loan production to be a bit stronger in 2011.

Daniel Cardenas: So, which markets did you target then and approximately how many lenders did you have in each of those markets?

David Mead: This is Dave Mead, Dan.  We added one lender in our Kentucky and Huntington, West Virginia market. We added another one to Zanesville where we had made an entry into that market a little over a year or so ago.  And then we recently, in fact in late December, added an individual in the Columbus market in Central Ohio.

Daniel Cardenas: Okay.  And then one last question and then I will step back.  Just to make sure I understand with the partial redemption of TARP you’re going to use funds in the securities portfolio to pay that off, is that correct?

Edward Sloane: We actually have – we have cash.  We have strong liquidity to return the TARP funds.  So, it’s not going to come out of the securities portfolio.

Daniel Cardenas: It’s cash at the parent level?

Edward Sloane: Yeah, that is correct.

Daniel Cardenas: Right. Thank you.

Facilitator:  Our next question comes from Dan Arnold of Sandler O’Neill. Please go ahead Mr. Arnold.

Daniel Arnold: Hi, good morning guys.  How are you doing?

David Mead: Good.  Good morning.

Edward Sloane: Good morning.

Daniel Arnold: So, a couple of questions, one, I apologize if you’ve had mentioned this kind of – kind of very specific thing on the TARP, but are you guys will have to pay a full TARP dividend in the first quarter?

Edward Sloane: No.  Won’t be, it will be a partial TARP dividend in the first quarter.

Daniel Arnold: Okay.  So, you prorated just for roughly half a quarter or so?

Edward Sloane: That is correct.

Daniel Arnold: Okay.  You guys look forward to repaying the rest of that, I mean do you think you’ll be able to do that just straight out of earnings without having to raise any additional equity?

Edward Sloane: That is – that is our plan. We – we have been talking about that throughout 2010; that our capital plan was fairly specific about partial return of TARP. We wanted to do that here for the – for the fourth quarter.  But as we move forward, it’s going to be all about earnings improvement, our trend in earnings and asset quality; improving in that area.  And from that point, Dan, it is a matter of making sure everybody – our regulators are comfortable with that and then moving the company forward with the repayment of the remaining portion.  That could occur this year.  It really depends on some of those trends.

Daniel Arnold: Just current – going on to the margin a little bit.  With the – with the loan balances coming down and things like that, do you guys see any ability to kind of improve the deposit mix a little bit and get a boost there just by running off some of the higher cost stuff and putting on some lower cost deposits to fund that?

Edward Sloane: Yes.  That’s – that’s clearly a part of our – of our strategic plan, our budgeting, and as it relates to our balance sheet strategy in 2011, yes we will be very focused on run-off in the longer term CD products.  The higher-cost type deposits that are on that side of the balance sheet and then – and then a reduction or actually growth in the low-cost deposit areas such as checking and savings accounts.

Daniel Arnold:  [inaudible]

David Mead:  I’ll add Dan.  I was going to add that Ed mentioned the new suite of checking account products that we have on the retail side and with the way we have put those together, I think it really provides an opportunity for us to continue to grow that kind of deposit with our company.

Daniel Arnold:  And, so I think that low 3.40s guidance you gave for the first quarter and deposits, you guys – for the margin – sorry. Do you think you can kind of grow from there as we go through 2011 assuming the rate environment doesn’t change dramatically?

Edward Sloane: Yeah.  If we see rising interest rates, of course that’s certainly working into our benefit, because of the way we are positioned for interest rate risk, the steeper yield curve that I mentioned earlier, Dan, I think is really important and can sustain a steeper curve or even see more steepening it can only enhance that position.  So, I think it’s going to come from that piece of it then also loan growth is key here, if you see further decline in loan balances, that will have a more of a determent – detrimental or negative impact on margin.  What we’re looking for is growth in loans and again as I’d mentioned earlier, part of our positioning into 2011 is additional lenders, is an effort to solidify some of our loan production in the next year.

Daniel Arnold: And are those guys kind of up and running, starting to build their books as we speak?  Or they still kind of getting started right now?

Edward Sloane: Absolutely.  They have been up and running.

Daniel Arnold: Okay.  So, it sounds like you think that the commercial real estate pay downs at least will subside a little bit and you will be able to offset that with some new opportunities that you have on the lending side.

Edward Sloane: Yes.

Daniel Arnold:  Great.  And then on the fee income side, mortgage banking was particularly strong for you guys this quarter.  Rates did tick up a little bit towards the end of the quarter, do you think that’s going to fall off a little bit as you go into 2011?

Edward Sloane:  We would anticipate that to fall off a little bit in 2011, as we are expecting again some steepening of the yield curve.  I think it goes along those lines, see some slow down in the refinancing side of it.  In addition to that, David mentioned about our new products.  We believe that some of our new products will help to enhance some revenue opportunities, service charges opportunities for the company.  We are anticipating a hardening of the insurance market into next year.  We think that will weigh into it and then also electronic banking fees are – we’re expecting an increase in that area as well.

Daniel Arnold: Great.

David Mead:  On the mortgage banking, I will add also that even though the rates have changed, they are still very attractive and we also are stepping up opportunities or reaching out for opportunities to increase the production volume in that area, and still take advantage of the relatively lower rate environment.

Daniel Arnold:  Right.  On the expense side, do you guys see any opportunities to kind of continue cutting those back or you think you are pretty reasonable right now?

Edward Sloane: We look at the non-interest expenses for the next year as really being a part of our transitioning the company towards more growth or growth strategy.  In order to build revenue growth, there are some costs that need to be absorbed in the company and we look at 2011 as part of that.  Yeah, there might be some opportunities to reduce cost in certain areas, but I think as a whole, we’re expecting actually an increase in operating expenses for next year for the reasons I mentioned.  When you add new lenders, you develop new products and marketing strategies; there are some costs associated with that.

Daniel Arnold: Okay, great.  One more question on the TARP.  I’m just kind of curious how you guys got to the $21 million number, was that something that you guys kind of applied for, presented to the regulators or regulators said this is the number that we think is appropriate; or – how did you back into $21 million?

Edward Sloane: The $21 million is the portion of TARP that was held at our parent company. We have injected early on in the program $18 million – the remaining $18 million into the bank.

Daniel Arnold: Okay.  So that’s also in the bank, so...?

Edward Sloane: Yes, sir.  Okay.

Daniel Arnold: Okay.  That makes sense.  All right, guys, I appreciate it.  Thanks a lot.

Edward Sloane: Thanks, Dan.

David Mead: Thank you, Dan.

Facilitator: Thank you. [Facilitator Instructions.]  Please hold for further questions.  At this time there are no further questions. Sir, do you have any closing remarks?

Mr. Mead:  Yes, this is Dave Mead, I just want to thank everyone who participated on the call this morning and wish you all a very good day.  Thank you.

Facilitator:  This will conclude today’s conference call.

END